Exhibit 10.38
First Amendment to the
FOSTER WHEELER AG
Omnibus Incentive Plan
(Effective May 9, 2006 and Restated Effective February 9, 2009)
(the “Plan”)
     The Plan is hereby amended as follows, pursuant to resolutions adopted by the Compensation Committee of the Board of Directors of Foster Wheeler AG on November 3, 2010:
1.	Sections 2(i)(“Cause”), 2(j)(“Change in Control”), 2(q)(“Disability”), and 2(tt)(“Resignation for Good Reason”) are amended by adding immediately after the words “the Chief Executive Officer” the following: “, the President, an Executive Vice President, the Controller, or the Secretary”.

2.	Section 2(vv) is replaced in its entirety with the following language:

“‘Retirement’ means:
(i)	For any termination of employment by the Participant on or prior to August 31, 2013, a termination of employment after the Participant has either (A) attained age 65, or (B) (I) attained age 60 and (II) provided to the Company’s Chief Executive Officer written notice of the Participant’s intent to terminate employment by way of Retirement as of a date certain, which notice is provided at least one (1) year prior to the date of the intended Retirement; and

(ii)	For any termination of employment by the Participant after August 31, 2013, a termination of employment after the Participant has (A) attained age 60 and (B) provided to the Company’s Chief Executive Officer written notice of the Participant’s intent to terminate employment by way of Retirement as of a date certain, which notice is provided at least one (1) year prior to the date of the intended Retirement.
For the avoidance of doubt, if a Participant has met the relevant Retirement criteria set forth above but is terminated without Cause or is the subject of a Resignation for Good Reason prior to the date set forth in the notice described above, the Participant shall remain eligible for Retirement under this Plan.”

3.	Section 22.17 is replaced in its entirety with the following language:
     “22.17 Deferred Compensation. It is the Company’s intent that any Awards granted under this Plan are structured to be exempt from Code Section 409A, including all Treasury Regulations and other guidance issuance pursuant thereto (“Section 409A”) or are structured to comply with the requirements of deferred compensation subject to Section 409A. Notwithstanding any contrary provision of the Plan or any Award, the following provisions shall apply to any Award in a manner consistent with such intent.
(a)	For purposes of this Section 22.17, an Award shall constitute a “409A Award” as used in this Section 22.17 only if and to the extent either:
(i)	it is an Award (other than an Option, SAR, or Restricted Stock) that (A) is not ‘subject to a substantial risk of forfeiture’ as defined in Section 409A (by reason of the Participant having attained eligibility for Retirement or otherwise), and (B) (1) that is actually settled after March 15 of the year following the year in which the Award ceases to be subject to a substantial risk of forfeiture or (2) that the terms of the Plan or the Award provide will be settled after such March 15 or upon or after the occurrence of any event that may occur after such March 15; or

(ii)	the Committee (after taking into account the definition of Resignation for Good Reason as provided in Section 2(tt), and any applicable exemptions from Section 409A), determines that the Award otherwise constitutes deferred compensation as defined in Section 409A.
Notwithstanding the foregoing, an Award shall not be considered a 409A Award if at the time the Award is granted (or, if later, the time the Award is no longer subject to a substantial risk of forfeiture), the Participant is not subject to United States income tax on any of the Participant’s income (including such Award if it were taxable), or if the Award is otherwise covered by any of the exceptions contained in the Section 409A regulations relating to foreign plans.

(b)	If any amount becomes payable under any 409A Award by reason of a Participant’s termination of employment, and such Participant incurs a termination of employment as set forth in the Plan (including, without limit, Section 5.4 of the Plan) or the Award that is not a ‘separation from service,’ as defined by Section 409A, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the termination of employment, but payment shall be deferred until the earliest of (i) the date the Participant incurs such a separation from service (or six months thereafter if and to the extent required by Section 22.17(d)), (ii) the date that a ‘change in control event’ as defined in Section 409A occurs with respect to the Participant, (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date. Notwithstanding anything in this Plan, the Committee shall not exercise its discretion under Section 5.5 in a manner inconsistent with this Section 22.17.

(c)	If any amount becomes payable under any 409A Award by reason of a Change in Control, and a Change in Control occurs as defined by the Plan or the Award that is not a ‘change in control event,’ as defined by Section 409A, with respect to such Participant, then the Participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the Change in Control, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the Participant, (ii) the date on which the Participant incurs a separation from service (or six months thereafter to the extent required by Section 22.17(d)), (iii) the Participant’s death, or (iv) if the terms of the Award provide for payment upon a specific vesting date, such specific vesting date.

(d)	No amount that becomes payable under any 409A Award by reason of a Participant’s separation from service (as determined after the application of Section 22.17(b) and (c)) will be made to a Participant who is a ‘specified employee’ (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death.

(e)	To the extent that payment of any amount of a 409A Award is required to be deferred to a later date (the “409A Deferral Date”) by reason of Section 409A, all amounts that would otherwise have been paid prior to the 409A Deferral Date shall be paid in a single lump sum on the first business day following the 409A Deferral Date, and the Committee may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a Participant to the extent necessary to alleviate a ‘severe financial hardship’ resulting from an ‘unforeseeable emergency,’ all as defined in Section 409A.

(f)	For purposes of Section 409A, each ‘payment’ (as defined by Section 409A) made under this Plan shall be considered a ‘separate payment’ for purposes of Section 409A.

(g)	Any payment with respect to a 409A Award that becomes payable upon a specified vesting date, as defined in the Plan or Award, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs.

(h)	Notwithstanding the Company’s intentions as set forth above, if any Award granted under this Plan would fail to meet the requirements of Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Section 409A. Neither the Company nor any member of the Committee shall have any liability for any tax imposed on a Participant by Section 409A, and, if any tax is imposed on the Participant, the Participant shall have no recourse against the Company or any member of the Committee for payment of any such tax.”
4.	This Amendment is effective as of the date on which it was approved by the Compensation Committee. All Sections of this Amendment shall apply to future Awards and this Amendment also shall apply to Awards outstanding on the date of this Amendment as described below. Section 1 of this Amendment (amending certain definitions) shall apply to any Award outstanding on the effective date of this Amendment, and all Award Agreements with respect to outstanding Awards are deemed amended to the extent the terms are inconsistent with Section 1 of this Amendment unless and to the extent such application would be contrary to Section 19.3 of the Plan. Section 2 (amending the definition of Retirement) shall, consistent with its terms, apply to any Award outstanding on the effective date of this Amendment and all Award Agreements with respect to outstanding Awards are deemed amended to the extent the terms are inconsistent with Section 2 of this Amendment. Section 3 of this Amendment (amending Section 22.17 of the Plan) shall, pursuant to Section 19.4 of the Plan, apply to any Award outstanding on the effective date of this Amendment, and all Award Agreements with respect to outstanding Awards are deemed amended to the extent the terms are inconsistent with Section 22.17 as amended herein.
     IN WITNESS WHEREOF, Foster Wheeler AG has caused this First Amendment to the Plan to be executed.

FOSTER WHEELER AG
By:	/s/ Eric M. Sherbet
	Name:	Eric M. Sherbet
	Title:	Secretary

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